CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 10, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-25941 and 811-5718) of Dreyfus Treasury Prime Cash Management.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

New York, New York May 24, 2006